Exhibit 10.2
Executive Officer Compensation Summary
August 08, 2005
     Renaissance Learning, Inc.’s (the “Company’s”) executive officers consist of Mr. John Hickey, President and Chief Executive Officer; Mr. Steven Schmidt, Executive Vice President; Ms. Mary Minch, Chief Financial Officer; Mr. Terrance Paul, Co-Chairman of the Board; and Ms. Judith Paul, Co-Chairman of the Board.
     The compensation structure for executive officers of the Company consists of base salary, cash bonus, stock option grants and/or restricted stock awards. The Company’s Incentive Bonus Plan permits participants in the plan to receive a cash bonus based on a percentage of their base salary which is tied to the performance of the Company. Bonus awards are subject to a four year vesting period, vesting 25% per year beginning one year from the date of the initial award. The vested portion of the award is then paid out promptly upon vesting. Options granted under the Company’s Stock Incentive Plan are granted at the fair market value of the stock on the date of grant, are subject to a vesting schedule determined by the Compensation Committee, and expire 10 years from the date of grant (subject to earlier termination in the event of termination of employment; but see discussion of Mr. Hickey’s option grants below).
     Each executive receives a base salary, but only Mr. Schmidt and Ms. Minch participate in the Company’s Incentive Bonus Plan. Mr. Hickey, Mr. Schmidt and Ms. Minch participate in the Company’s Stock Incentive Plan. In addition, each executive is entitled to receive 401(k) plan and supplemental executive retirement plan (“SERP”) matching amounts contributed by the Company. The Company does not have employment agreements with any of its executive officers.
     Compensation decisions affecting the Company’s executive officers are typically made in July of each year by the Compensation Committee of the Board of Directors. In April 2005 and July 2005, the Compensation Committee approved the terms of compensation to be paid to the Company’s executive officers for the 12 month period ending in July 2006, as follows:
•	Mr. Hickey. The Committee approved a 4% increase in Mr. Hickey’s base salary, as well as an 8.8% increase in the current dollar value of stock options granted to him. As a result of these increases, Mr. Hickey’s base salary is now $457,000 and the current dollar value of stock options granted to him in July 2005 (as of the date of grant) was $2,000,000. All such options were fully vested on the date of grant. Regarding Mr. Hickey’s options, so long as he remains employed with the Company until July 17, 2008, he will be permitted to continue to exercise his options for their full 10 year term.

•	Mr. Schmidt. The Committee approved a 4% increase in Mr. Schmidt’s base salary, as well as a 4.8% increase in the current dollar value of stock options granted to him. As a result of these increases, Mr. Schmidt’s base salary is now $298,116 and the current dollar value of stock options granted to him in July 2005 (as of the date of grant) was $220,000. All such options were fully vested on the date of grant. The Committee also approved a cash bonus for Mr. Schmidt of up to 100% of his base salary. The measurement period for calculating the bonuses payable to Mr. Schmidt and Ms. Minch under the Incentive Bonus Plan, formerly a calendar year period, was changed to the period from July 1 to June 30; as a result, the Incentive Bonus Plan was not effective for them for the period from January 1, 2005 to June 30, 2005.

•	Ms. Minch. The Committee approved an 8% increase in Ms. Minch’s base salary. As a result of this increase, Ms. Minch’s base salary is now $165,780. The Committee also approved a cash bonus for Ms. Minch of up to 70% of her base salary. In addition, the Committee granted a stock option to Ms. Minch in July 2005 with a current dollar value of approximately $40,000 (which was fully vested on the date of grant) and granted a restricted stock award to Ms. Minch in July 2005 of 987 shares of common stock (which is subject to a four year vesting period, vesting 25% per year beginning one year from date of the initial award).

•	Mr. Paul. The Committee made no changes to the base salary of Mr. Paul, which remains at $250,000.

•	Ms. Paul. The Committee made no changes to the base salary of Ms. Paul, which remains at $175,000.